EXHIBIT 14
                    CODE OF ETHICS OF MACDERMID, INCORPORATED
The following table contains the Corporation's Code of Ethics. Additional related material can be found at the Corporation's official web site (www.macdermid.com) under Corporate Governance, Policies, Corporate Compliance.
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Ethics Guidelines Summary
ethics: a set of moral principles, values and obligations
Every MacDermid employee must uphold our standards of business conduct and ethical principles, including all applicable laws and regulations. This document, in conjunction with our Corporate Philosophy, provides an overview of our standards and principles.
Diversity / Non-Discrimination
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We will treat all co-workers, customers, suppliers and business relations in an honest, fair and non-discriminatory manner. We will value diversity, i.e., all dealings with fellow employees, including hiring and promotional decisions, will be made without regard to race, color, religion, gender, nationality, age, marital status, and disabilities.
Confidentiality / Non-Disclosure
--------------------------------

We will safeguard and properly use Company proprietary information, assets, and resources, as well as those of other organizations entrusted to MacDermid. We will maintain confidentiality of non-public information and not use such information for personal gain. Employees with access to MacDermid formulae and or product application know-how must sign an Employee Agreement as a condition of employment.
Environmental / Safety and Health
---------------------------------

We will conduct our operations in a manner that will protect the environment and the safety and health of our employees, customers, suppliers and communities. We will strive for performance above mere compliance in these areas. (See our Environmental / Safety and Health Team for further information on our Responsible Care and Environmental 2000 initiatives, as well as our other policies).
Antitrust / International Trade Laws
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Antitrust laws prohibit certain agreements or actions that restrain trade or reduce competition such as agreements among competitors to fix or control prices; to boycott specified suppliers or customers; to allocate products, territories or markets; or to limit production or sale of products. All U.S. export and re-export laws must be observed.
Reporting Integrity
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All Company reporting, both external and internal, including financial reports, accounting records, research, sales reports, expense accounts and time sheets, must accurately and clearly represent the relevant facts and the true nature of the transaction.
Conflicts of Interest / Gifts
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Employees must avoid any situation that may involve a conflict between their personal interests and the interests of the Company. Generally, employees should not accept gifts of over $25.00 in value. If such a gift is received, options should be discussed with your supervisor or manager. The gift may have to be returned or turned into the Company for use in charitable events, raffles, etc. Gifts, favors, and entertainment should be given only if they:
-  are consistent with customary business practices;
-  are not excessive in value;
-  do not violate applicable laws or ethical standards;
-  comply with the recipient's company policies;
-  will not embarrass either company if publicly disclosed; and
- are submitted on an expense report to the segment V.P. or Regional Managing Director.
Expenses for reasonable and customary business meals do not require special approval.
Travel and Entertainment
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Travel and entertainment should be consistent with the needs of business.
Employees are expected to spend the Company's money as carefully as they would their own.
Employees who become aware of suspected misconduct, discrimination, harassment, illegal activity, fraud, abuse of Company assets or violations of commonly accepted ethical standards, such as set forth herein, are responsible for reporting such matters to their line management, Human Resources, or to Corporate legal counsel. When in doubt, seek guidance. There will be no retribution against any employee for making such a report, regardless of the outcome.